Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR FIRST QUARTER OF FISCAL 2010

WALTHAM, Mass., December 7, 2009 — ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its first quarter of fiscal year 2010 ended October 31, 2009.

Financial Summary

•	Net revenue of $246.7 million, a decrease of 15.4% from the first quarter of fiscal 2009
•	Gross margin as a percentage of revenue of 14.6% compared to 9.6% in the first quarter of fiscal 2009
•	Operating income of $11.6 million compared to operating loss of $10.8 million in the first quarter of fiscal 2009
•	Net income of $8.6 million, or $0.19 per share, compared to net loss of $18.6 million, or $0.41 per share, in the first quarter of fiscal 2009
•	Non-GAAP operating income of $18.4 million compared to $3.3 million in the first quarter of fiscal 2009, an increase of 449.0%

Consolidated Financial Results

“We begin the fiscal year reporting a good first quarter despite a very difficult global economic environment,” said Joseph C. Lawler, chairman, president and chief executive officer of ModusLink Global Solutions. “Although revenue continued to be impacted by consumer spending, we are encouraged by the 10% sequential increase in revenue. In addition, profitability improved significantly based on a favorable mix of client engagements and the results of our cost reduction programs. Compared to the first quarter of last year, gross margin percentage increased 500 basis points and total operating expenses were lower by 37%, enabling us to report strong improvement in both operating income and net income.”

“Moving forward, we expect the difficult economic environment to persist,” continued Lawler. “However, we also expect supply chain services that reduce cost and deliver product to the global market fast will continue to be in demand as clients focus on gaining efficiencies in their business. Based on the strength of our value proposition and our improved cost structure, we are well positioned for strong performance as the market improves.”

“Providing a complete range of integrated supply chain services is highly differentiated and a key component of our growth strategy. Our acquisition of

Tech for Less, which was announced today, is a strong strategic and financial fit for ModusLink, strengthening our value proposition and opportunities for future growth. The acquisition of Tech for Less, when combined with our previous acquisition of ModusLink PTS as well as organic development, strengthens ModusLink’s position as a leading provider of aftermarket services for technology companies,” concluded Lawler.

The Company reported net revenue of $246.7 million for the first quarter of fiscal 2010, a decrease of 15.4% compared to net revenue of $291.4 million reported in the first quarter of fiscal 2009 and an improvement of 9.5% compared to the fourth quarter of fiscal 2009.

Gross profit for the first quarter of fiscal 2010 was $36.0 million, or 14.6% of revenue, compared to $28.1 million, or 9.6% of revenue, in the first quarter of fiscal 2009. The increase in gross margin as a percentage of revenue was primarily due to favorable work mix and previously announced cost reduction initiatives.

Operating income for the first quarter of fiscal 2010 improved to $11.6 million compared to an operating loss of $10.8 million in the first quarter of fiscal 2009. The improvement was due to better gross margin, a 26.1% reduction in Selling General & Administrative expenses and significantly lower restructuring costs compared to the year ago period.

Other income (expense) was an expense of $1.2 million in the first quarter of fiscal 2010 compared to an expense of $3.9 million in the first quarter of fiscal 2009. This improvement was primarily due to lower foreign exchange transaction losses in the first quarter of 2010.

Net income for the first quarter of 2010 was $8.6 million, or $0.19 per share, compared to net loss of $18.6 million, or ($0.41) per share, for the same period in fiscal 2009.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and non-cash charges, the Company reported non-GAAP operating income of $18.4 million for the first quarter of fiscal 2010, a 449.0% increase from $3.3 million for the same period in fiscal 2009.

As of October 31, 2009, the Company had working capital of approximately $248.9 million compared to $237.0 million at July 31, 2009 and $216.3 million at October 31, 2008. Included in working capital as of October 31, 2009 were cash, cash equivalents, short-term investments and marketable securities totaling $174.7 million compared to $179.2 million at July 31, 2009 and $121.3 million at October 31, 2008. The Company concluded the quarter with no outstanding bank debt.

For the first quarter of fiscal 2010, net cash used for operating activities was $1.3 million compared to $21.8 million in the same period in 2009. Cash used for operating activities in the first quarter of 2010 reflected seasonal working capital needs.

“The results of our cost reduction initiatives are clearly reflected in our financial results for the first quarter,” said Steven G. Crane, chief financial officer of ModusLink Global Solutions. “Our business is operating as efficiently as it ever has, positioning ModusLink for improved financial performance as the economy recovers.”

“Although we are encouraged by the sequential increase in revenues and we are seeing bright spots in our business with improved volumes from certain clients, we are not yet seeing the positive signs across our entire client base or sustained over time and therefore we remain cautious in the near-term,” continued Crane. “Based on forecasts from clients, we expect revenue for the second quarter to be similar to revenue for the first quarter of fiscal 2010 and we expect a gradual sequential improvement in revenue during the second half of the fiscal year. As we conclude a period of seasonally high working capital needs, we expect to generate free cash flow from operations in the second quarter of fiscal 2010 and for the full fiscal year.”

Stock Repurchase Program Update

During the first quarter of fiscal 2010, the Company repurchased 298,810 shares of its common stock for aggregate consideration of $2.5 million. These purchases were made in open market transactions under the Company’s stock repurchase program, which was announced on June 9, 2009 and pursuant to which the Company has authorized the repurchase of up to $15 million of common stock over a 12-month period. Under the program, the Company has repurchased $6.3 million of common stock through October 31, 2009.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2010 first quarter results at 5:00 p.m. ET on December 7, 2009. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. is a leader in global supply chain business process management. The Company executes critical processes for clients in the high technology and communications industries to provide competitive differentiation and enable new channel and new market opportunities. ModusLink Global Solutions’ integrated portfolio of supply chain outsourcing and technology solutions span four core competencies: supply chain, aftermarket, e-Business and entitlement management. The Company has headquarters in Waltham, Massachusetts and more than 25 facilities in 14 countries – giving it the largest global footprint in the industry. For additional information, visit www.moduslink.com.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the potential for improved financial performance as the market improves and the economy recovers, and the current expectations regarding revenue and free cash flow from operations in the second quarter and remainder of fiscal 2010. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its free cash flow from operations and cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Bob Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Manager

farrah_phillipo@moduslink.com

Moduslink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended October 31,
	2009	2008	Fav (Unfav)
Net revenue	$246,678	$291,412	-15.4%
Cost of revenue	210,664	263,342	20.0%

Gross margin	36,014	28,070	28.3%

	14.6%	9.6%	5.0%
Operating expenses:
Selling, general and administrative	23,087	37,496	38.4%
Amortization of intangible assets	1,372	1,368	-0.3%

Total operating expenses	24,459	38,864	37.1%

Operating income (loss)	11,555	(10,794)	207.1%

Other loss	(1,161)	(3,893)	70.2%

Income (loss) from continuing operations before taxes	10,394	(14,687)	170.8%
Income tax expense	1,881	4,033	53.4%

Income (loss) from continuing operations	8,513	(18,720)	145.5%

Discontinued operations, net of income taxes:
Income from discontinued operations	45	85	-47.1%

Net income (loss)	$8,558	$(18,635)	145.9%

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.19	$(0.41)	146.3%
Income (loss) from discontinued operations	$—	$—	—

Net income (loss)	$0.19	$(0.41)	146.3%

Shares used in computing basic earnings (loss) per share	44,806	45,706

Shares used in computing diluted earnings (loss) per share	44,921	45,706

Moduslink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended
	October 31, 2009	October 31, 2008
Net revenue:
Americas	85,138	92,981
Asia	75,566	83,890
Europe	83,084	110,654
All other	2,890	3,887

	$246,678	$291,412

Operating income (loss):
Americas	(583)	(9,052)
Asia	15,443	11,108
Europe	320	(9,149)
All other	78	580

	15,258	(6,513)
Other reconciling items	(3,703)	(4,281)

	$11,555	$(10,794)

Non-GAAP operating income (loss):
Americas	1,977	(5,170)
Asia	17,168	13,747
Europe	1,933	(2,706)
All other	383	881

	21,461	6,752
Other reconciling items	(3,108)	(3,409)

	$18,353	$3,343

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$18,353	$3,343
Adjustments:
Depreciation	(4,225)	(4,667)
Amortization of intangible assets	(1,372)	(1,368)
Stock-based compensation	(1,072)	(1,684)
Restructuring, net	(129)	(6,418)

GAAP Operating income	$11,555	$(10,794)

Other income, net	(1,161)	(3,893)
Income tax expense (benefit)	1,881	4,033
Income (loss) from discontinued operations	45	85

Net income (loss)	$8,558	$(18,635)

Moduslink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2009	July 31, 2009	October 31, 2008
Assets:
Cash and cash equivalents	$174,402	$168,767	$120,830
Available-for-sale securities	284	440	435
Short-term investments	—	10,000	—
Trade accounts receivable, net	194,142	171,090	222,909
Inventories, net	71,037	63,023	101,210
Prepaid and other current assets	10,135	12,773	11,275

Total current assets	450,000	426,093	456,659

Property and equipment, net	58,940	61,178	69,244
Investments in affiliates	12,514	12,369	35,785
Goodwill	25,708	25,708	190,392
Intangible assets, net	21,748	23,120	27,237
Other assets	8,111	7,353	6,408

	$577,021	$555,821	$785,725

Liabilities:
Current portion of capital lease obligations	$64	$152	$216
Accounts payable	135,990	122,125	166,042
Current portion of accrued restructuring	9,364	15,098	11,239
Accrued income taxes	1,155	1,803	2,507
Accrued expenses	47,920	42,277	48,878
Other current liabilities	4,969	5,793	9,064
Current liabilities of discontinued operations	1,666	1,866	2,381

Total current liabilities	201,128	189,114	240,327

Long-term portion of accrued restructuring	1,804	2,014	2,797
Long-term portion of capital leases obligations	69	194	25
Other long-term liabilities	16,899	16,490	19,897
Non-current liabilities of discontinued operations	2,235	2,411	3,598

	21,007	21,109	26,317
Stockholders' equity	354,886	345,598	519,081

	$577,021	$555,821	$785,725